Exhibit 10.1

TRUE RELIGION APPAREL, INC.
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is entered into as of                      ,     , by and between True Religion Apparel, Inc., a Delaware corporation (the “Company”), and                , a [director/officer] of the Company (the “Indemnitee”).  This Agreement shall be effective as of the date set forth above, and shall apply to any indemnifiable event that occurred prior to or after such date if Indemnitee was an officer or director of the Company, or was serving at the request of Company as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, at the time such indemnifiable event occurred.

B A C K G R O U N D

A.            In light of the litigation costs and risks to directors and officers resulting from their service to companies, and the desire of the Company to attract and retain qualified individuals to serve as directors and officers, it is prudent and necessary for the Company to indemnify and advance expenses on behalf of its directors and officers to the extent permitted by applicable law so that they will continue to serve the Company free from undue concern regarding such risks.

B.            The Indemnitee is a member of the Board of Directors or an officer of the Company and, in that capacity, performs a valuable service for the Company.

C.            In order to induce the Indemnitee to continue to serve as a member of the Board of Directors or as an officer of the Company, as applicable, and to establish a specific procedure for addressing indemnification matters if and as they arise, the Company has agreed to a contractual indemnification arrangement on the terms set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.             Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)           “Beneficial Owner” or “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof.

(b)           “Certificate of Incorporation” means, with respect to any entity, its certificate of incorporation, articles of incorporation or similar governing document.

(c)           “Change in Control” means any of the following events:

(i)            The acquisition in one or more transactions by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of Beneficial Ownership of shares representing at least a majority of the total voting power of the Voting Stock (as hereinafter defined); or

(ii)           Consummation by the Company, in a single transaction or series of related transactions, of (A) a merger or consolidation involving the Company if the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, at least a majority of the total voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or (B) a sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of a majority or more of the assets or earning power of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur solely because a majority or more of the total voting power of the Voting Stock is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(d)           “Company Entity” means the Company, any of its subsidiaries and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise with respect to which Indemnitee serves as a director, officer, employee, partner, representative, fiduciary or agent, or in any similar capacity, at the request of the Company.

(e)           “Corporate Status” describes the status of a person in his or her capacity as a director or officer of the Company (including, without limitation, one who serves at the request of the Company as a director, officer, employee, fiduciary or agent of any Company Entity).

(f)            “Disinterested Director” means a director of the Company who is not (at the time of the vote) and was not a party to the Proceeding in respect of which indemnification is sought under this Agreement or otherwise.

(g)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)           “Expenses” shall mean all reasonable direct and indirect costs, fees and expenses and shall specifically include all reasonable attorneys’ fees and disbursements, retainers, court costs, transcript costs, fees and costs of experts, witnesses, professional advisers and private investigators, arbitration expenses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness, in, or otherwise participating in, a Proceeding, including, but not limited to, the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such Expenses; provided, however, that “Expenses” shall not include any judgments, fines or amounts paid in settlement.  Should any payment by the Company under this Agreement be determined to be subject to any federal, state or local income or excise tax, “Expenses” shall also include such amounts as are necessary to place Indemnitee in the same after-tax position (after giving effect to all applicable taxes) as Indemnitee would have been in had no such tax been determined to apply to such payments.

(i)            “Independent Counsel” means a law firm or attorney that neither is presently nor in the past two years has been retained to represent: (i) the Company or Indemnitee in any matter material to the Company or Indemnitee (other than as Independent Counsel under this Agreement or similar agreements), (ii) any other party to the Proceeding in respect of which indemnification is sought under this Agreement or otherwise; or (iii) the Beneficial Owner directly or indirectly, of securities of the Company representing five percent (5%) or more of the combined voting power of the Company’s then outstanding shares.  In addition, the term “Independent Counsel” does not include any law firm or attorney who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement or otherwise.

(j)            “Liabilities” means liabilities and losses of any type whatsoever, including, without limitation, judgments, fines, excise taxes and penalties (including ERISA excise taxes and penalties) and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities and losses), actually incurred by Indemnitee in connection with or as a result of a Proceeding.

(k)           “Non-Affiliate Director” means a director of the Company who is not also (i) an officer or employee of the Company; or (ii) a director, officer or employee of any Company Entity.

(l)            “Proceeding” includes any actual, threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, whether formal or informal, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative in nature, in which Indemnitee was, is, may be or will be involved as a party, witness or otherwise, by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee or of any inaction on the Indemnitee’s part while acting as director or officer of any Company Entity (in each case whether or not Indemnitee is acting or serving in any such capacity or has such status at the time any liability or expense is incurred for which indemnification or advancement of Expenses can be provided under this Agreement).

2.             Indemnification - General.  On the terms and subject to the conditions of, and in accordance with the procedures set forth in, this Agreement, the Company shall indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Liabilities, Expenses and other matters that may result from or arise in connection with Indemnitee’s Corporate Status and shall advance Expenses to Indemnitee, in each case to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) or any other applicable law in effect on the date hereof, and to such greater extent as the DGCL or any other applicable law may hereafter from time to time permit, notwithstanding that such indemnification or advances are not specifically authorized by other provisions of this Agreement.  The indemnification obligations of the Company under this Agreement (a) shall continue after such time as Indemnitee ceases to serve as a director of the Company or in any other Corporate Status and (b) include, without limitation, claims for monetary damages against Indemnitee in respect of any alleged breach of fiduciary duty, to the fullest extent permitted under applicable law (including, if applicable, Section 145 of the Delaware General Corporation Law) as in existence on the date hereof and as amended from time to time.

3.             Proceedings Other Than Proceedings by or in the Right of the Company.  If by reason of Indemnitee’s Corporate Status Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company to procure a judgment in its favor, the Company shall indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Expenses and Liabilities reasonably incurred by Indemnitee or on behalf of Indemnitee in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

4.             Proceedings by or in the Right of the Company.  If by reason of Indemnitee’s Corporate Status Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor, the Company shall indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Expenses reasonably incurred by Indemnitee or on behalf of Indemnitee in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company only if (and only to the extent that) the Court of Chancery of the State of Delaware or the court in which such Proceeding shall have been brought or is pending shall determine that despite such adjudication of liability and in light of all circumstances such indemnification may be made.

5.             Mandatory Indemnification in Case of Successful Defense.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in defense of any Proceeding (including, without limitation, any Proceeding brought by or in the right of the Company), the Company shall indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, all Expenses reasonably incurred by Indemnitee or on behalf of Indemnitee in connection therewith.  If Indemnitee is not wholly successful in defense of such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses reasonably incurred by Indemnitee or on behalf of Indemnitee in connection with each successfully resolved claim, issue or matter.  For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, on substantive or procedural grounds, including, but not limited to, a successful prosecution of a motion to dismiss, a motion for summary judgment, or by settlement (with or without court approval) shall be deemed to be a successful result as to such claim, issue or matter.

The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty.  In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding.  Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

6.             Partial Indemnification.  If Indemnitee is entitled to indemnification by the Company for some or a portion of Expenses or Liabilities but not for the total amount, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses and Liabilities to which Indemnitee is entitled to be indemnified.

7.             Indemnification for Additional Expenses Incurred to Secure Recovery or as Witness.

(a)           The Company will indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, any and all Expenses and, if requested by Indemnitee, will (within twenty (20) calendar days of such request) advance such Expenses to Indemnitee, which are reasonably incurred by Indemnitee in connection with any action concerning (i) indemnification or advance payment of Expenses by the Company under this Agreement, any other agreement, the Certificate of Incorporation or By-laws of the Company as now or hereafter in effect; or (ii) recovery under any director and officer liability insurance policies maintained by any the Company or any other Company Entity to the fullest extent permitted by law.

(b)           To the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, the Company will indemnify Indemnitee with respect to, and hold Indemnitee harmless from and against, and the Company will advance, all Expenses reasonably incurred by Indemnitee or on behalf of Indemnitee in connection therewith.

8.             Advancement of Expenses.

(a)           The Company shall advance, to the fullest extent permitted by law, all Expenses reasonably incurred by or on behalf of Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding within ten (10) calendar days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such advances shall, in all events, be (i) unsecured and interest free; and (ii) made without regard to Indemnitee’s ultimate entitlement to be indemnified, held harmless or exonerated under the other provisions of this Agreement, or Indemnitee’s ability to repay the advances.

(b)           To obtain advancement of Expenses under this Agreement, Indemnitee shall submit to the Company a written request for advancement of Expenses accompanied by appropriate supporting documentation and, to the extent required by applicable law, an unsecured written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.  Upon submission of such request for advancement of Expenses and unsecured written undertaking, Indemnitee shall be entitled to advancement of Expenses as provided in this Section 8, and such advancement of Expenses shall continue until such time (if any) as there is a final adjudication, not subject to further appeal, that Indemnitee is not entitled to indemnification.

(c)           At the request of the Indemnitee, any dispute concerning the advancement of Expenses shall be resolved by arbitration before an arbitrator selected by Indemnitee and approved by the Company.  If the parties cannot agree on a single arbitrator, then the claim shall be heard by a panel of three arbitrators, with one selected by Indemnitee, one selected by the Company and one selected jointly by the foregoing two arbitrators.  Each of the arbitrators shall be a litigation or corporate attorney with experience in the field of officer and director indemnification.  The arbitrators shall be selected within fifteen (15) days after demand for arbitration and shall render a decision within thirty (30) days after selection, unless good cause is shown for requiring a longer decision period.  The Company shall act in utmost good faith to provide timely information to the arbitrators and to insure Indemnitee a full opportunity to defend against the Company’s claim that Indemnitee is not entitled to an advance of Expenses. The Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee under the dispute resolutions proceedings set forth in this Section 8(c), unless a court of competent jurisdiction finds that each of the claims and/or defenses by Indemnitee in the action or proceeding for which an advance is sought was frivolous or made in bad faith.

9.             Establishment of a Trust.  The Company shall, upon written request of a majority of Non-Affiliate Directors (as hereinafter defined), create a trust for the benefit of Indemnitee (the “Trust”) following initiation of a Proceeding for which Indemnitee reasonably believes that he or she may be entitled to indemnification by the Company under this Agreement.  From time to time upon written request of Indemnitee, the Company shall fund such Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred by or on behalf of Indemnitee in connection with such Proceeding within ten (10) days of such request.  The trustee of the Trust (the “Trustee”) shall be a bank or trust company or other individual or entity chosen by Indemnitee and reasonably acceptable to the Company.  The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by mutual agreement of Indemnitee and the Company or, if the Company and Indemnitee are unable to reach an agreement, by Independent Counsel selected in accordance with this Agreement.  The terms of the Trust shall provide that (a) the Trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee; (b) the Trustee shall advance, within ten (10) calendar days of a request by Indemnitee, any and all Expenses reasonably incurred by or on behalf of Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding, any required determination concerning the reasonableness of the Expenses to be made by the Independent Counsel (and Indemnitee hereby agrees to reimburse the Trust under the circumstances in which Indemnitee would be required to reimburse the Company for Expenses advanced under this Agreement); (c) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above; (d) the Trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement; and (e) all unexpended funds in the Trust shall revert to the Company upon a final determination by Independent Counsel or the mutual agreement by the Company and Indemnitee that Indemnitee has been fully indemnified and held harmless under the terms of this Agreement.  The Trust shall be governed by Delaware law (without regard to its conflicts of laws rules) and the Trustee shall consent to the exclusive jurisdiction of the Delaware Court in accordance with this Agreement.  Nothing in this Section 9 shall relieve the Company of any of its obligations under this Agreement.

10.          Specific Limitations on Indemnification.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated under this Agreement to make any payment to Indemnitee with respect to any Proceeding:

(a)           if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise; provided, however, that the Company hereby agrees it is the indemnitor of first resort to provide advancement or indemnification;

(b)           for Liabilities in connection with a Proceeding settled without the Corporation’s consent, which consent, however, shall not be unreasonably withheld;

(c)           for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation within the meaning of section 16(b) of the Exchange Act, or similar provisions of any state statutory or common law.  Notwithstanding anything to the contrary stated or implied in Section 10(c) above, indemnification pursuant to this Agreement relating to any Proceeding against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws shall not be prohibited if Indemnitee ultimately establishes in any Proceeding that no recovery of such profits from Indemnitee is permitted under Section 16(b) of the Exchange Act or similar provisions of any federal, state or local laws;

(d)           to the extent it would be otherwise prohibited by law, if so established by a judgment or other final adjudication adverse to Indemnitee; or

(e)           commenced by Indemnitee (other than a Proceeding commenced by Indemnitee to enforce Indemnitee’s rights under this Agreement) unless the commencement of such Proceeding was authorized by the Board of Directors.

11.          Procedural Matters.

(a)           To obtain indemnification under this Agreement, Indemnitee shall submit to CEO a written request for indemnification at such time as determined by Indemnitee in Indemnitee’s sole discretion.

(b)           Upon written request by Indemnitee for indemnification pursuant to this Agreement, a determination, if required by applicable law, with respect to Indemnitee’s entitlement to indemnification shall be made as follows: (i) upon Indemnitee’s request, by

Independent Counsel selected by the Company in a written opinion to the board of directors of the Company, a copy of which shall be delivered to Indemnitee; or (ii) if no such request is made by Indemnitee for a determination by Independent Counsel, (A) by a majority vote of a quorum of the Disinterested Directors; or (B) if a quorum of Disinterested Directors is not obtainable or, even if obtainable, if a majority of such quorum of Disinterested Directors so directs, by Independent Counsel selected (x) if a quorum of Disinterested Directors is obtainable, by a majority vote of a quorum of Disinterested Directors or (y) if a quorum of Disinterested Directors is not obtainable, by the board of directors of the Company, in each case in a written opinion to the board of directors of the Company, a copy of which shall be delivered to Indemnitee; or (C) if a majority of a quorum of Disinterested Directors so directs, by the stockholders of the Company.  If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) calendar days after such determination.

(c)           If the person, persons or entity empowered or selected to determine Indemnitee’s entitlement to indemnification has not made a determination within sixty (60) calendar days after receipt by the Company of the request by Indemnitee for indemnification, the requisite determination of entitlement to indemnification will be deemed to have been made, and Indemnitee, to the fullest extent not prohibited by law, shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact by Indemnitee necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification; or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such sixty (60) calendar day period may be extended for a reasonable time, not to exceed an additional thirty (30) calendar days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating to such determination.

(d)           The Company will promptly advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or a basis for which indemnification has been denied.  Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination.  Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(e)           If (i) a determination is made pursuant to this Agreement that Indemnitee is not entitled to indemnification under this Agreement or (ii) there has been any failure by the Company to make timely payment or advancement of any amounts due hereunder, Indemnitee may petition the Court of Chancery of the State of Delaware to adjudicate Indemnitee’s entitlement to such indemnification or advancements due hereunder.  The Company will pay any and all Expenses reasonably incurred by or on behalf of Indemnitee in connection with the investigation and resolution of such issues.  If determination is made pursuant to this Agreement that Indemnitee is entitled to indemnification under this Agreement, then the Company shall be bound by such determination, including in any Proceeding.

(f)            The parties intend and agree that, to the extent permitted by law, in connection with any determination with respect to entitlement to indemnification hereunder: (i) it will be presumed that Indemnitee is entitled to indemnification under this Agreement, and that the Company or any other person or entity challenging such right will have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption; (ii) the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the applicable Company Entity, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful; (iii) Indemnitee will be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the applicable Company Entity, including financial statements, or on information supplied to Indemnitee by the officers, employees, or committees of the board of directors of the applicable Company Entity, or on the advice of legal counsel for the applicable Company Entity or for Indemnitee or on information or records given in reports made to the applicable Company Entity by an independent certified public accountant or by an appraiser or other expert or advisor selected by the applicable Company Entity or Indemnitee; and (iv) the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of any of the Company Entities or relevant enterprises will not be imputed to Indemnitee in a manner that limits or otherwise adversely affects Indemnitee’s rights hereunder.  The provisions of this clause (f) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

12.          Notice by Indemnitee and Defense of Proceedings.  Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may give rise to a claim for indemnification under this Agreement or otherwise; provided, however, that a failure of Indemnitee to provide that notice shall relieve the Company from liability only if and to the extent that the failure materially prejudices the Company’s ability to adequately defend Indemnitee in the Proceeding. With respect to any Proceeding as to which Indemnitee so notifies the Company:

(a)           The Company shall be entitled to participate at its own expense.

(b)           Except as otherwise provided below, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense of such Proceeding, with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of the Company’s election to assume the defense, the Company shall not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee, other than as provided below. Indemnitee shall have the right to employ his own counsel in that Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its election so to assume the defense shall be borne by Indemnitee, except to the extent that

(A) the employment of counsel by Indemnitee has been authorized by the Company, (B) Indemnitee has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such Proceeding or that counsel selected by the Company may not be adequately representing Indemnitee, or (C) the Company has not in fact employed counsel to assume the defense of such Proceeding. In those cases, the fees and expenses of Indemnitee’s own counsel shall be paid by the Company.

(c)           The Company shall not unreasonably withhold its consent to any proposed settlement.  The Company has no obligation to indemnify and hold Indemnitee harmless under this Agreement for any amounts paid in settlement of any Proceeding affected without its written consent.  The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation or Liability (other than Liabilities actually paid by the Company pursuant to this Agreement) on Indemnitee without Indemnitee’s written consent.  The Company shall promptly notify Indemnitee once the Company has received an offer or intends to make an offer to settle any Proceeding and the Company shall provide Indemnitee a reasonably practicable amount of time to consider such offer.

13.          Non-exclusivity; Subrogation, etc.

(a)           The indemnification provided by this Agreement is not exclusive of or inconsistent with any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation or Bylaws, any other agreement, any vote of stockholders or directors, the DGCL, or otherwise, both as to action in Indemnitee’s official capacity and otherwise.  Indemnitee’s rights under this Agreement are present contractual rights that fully vest upon Indemnitee’s first service or continued service as a director or officer of the Company.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal.  If and to the extent that a change in the DGCL (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Bylaws or under this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)           In the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against any other Company Entity, and Indemnitee hereby agrees, as a condition to obtaining any advancement or indemnification from the Company, to assign all of Indemnitee’s rights to obtain from such other Company Entity such amounts to the extent that they have been paid to or for the benefit of Indemnitee as advancement or indemnification under this Agreement and are adequate to indemnify Indemnitee with respect to the costs, Expenses or other items to the full extent that Indemnitee is entitled to indemnification or other payment hereunder; and Indemnitee will (upon request by the Company) execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit or enforce such rights.

(c)           The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee in respect of or relating to Indemnitee’s service at the request of the Company as a director, officer, employee, fiduciary, representative, partner or agent of any other Company Entity shall be reduced by any amount Indemnitee has actually received as payment of indemnification or advancement of Expenses from such other Company Entity, except to the extent that such indemnification payments and advance payment of Expenses when taken together with any such amount actually received from other Company Entities or under director and officer insurance policies maintained by one or more Company Entities are inadequate to fully pay all costs, Expenses or other items to the full extent that Indemnitee is entitled to indemnification or other payment hereunder.

14.          Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing directors’ and/or officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available.   If Indemnitee serves as a fiduciary of any employee benefit plan of the Company or any of its subsidiary or affiliated corporations, then to the extent that the Company maintains an insurance policy or policies providing fiduciaries’ liability insurance, Indemnitee shall be covered by such policy or policies in accordance with its or their terms, to the maximum extent of the coverage available for any fiduciary.

Upon notice to the Company, either from Indemnitee or from any other source, of the commencement or threat of commencement of any Proceeding or matter which may give rise to a claim for indemnification of Indemnitee and which may be covered by any insurance policy maintained by the Company, the Company shall promptly give notice to the insurer in accordance with the procedures prescribed by such policy and shall thereafter take all necessary or appropriate action to cause such insurer to pay, to or on behalf of Indemnitee all Liabilities and Expenses payable under such policy with respect to such Proceeding or matter. The Company shall indemnify Indemnitee for Expenses incurred by Indemnitee in connection with any successful action brought by Indemnitee for recovery under any insurance policy referred to in this Section 14 and shall advance to Indemnitee the Expenses of such action in the manner provided in Section 8 above.

15.          Other Sources.  Indemnitee shall not be required to exercise any rights Indemnitee may have against any other parties (for example, under an insurance policy purchased by Indemnitee, the Company or any other person or entity) before Indemnitee exercises or enforces Indemnitee’s rights under this Agreement. However, to the extent the Company actually indemnifies Indemnitee or advances Indemnitee funds in respect of Expenses, the Company shall be entitled to enforce any such rights which Indemnitee may have against third parties. Indemnitee shall assist the Company in enforcing those rights if it pays Indemnitee’s costs and expenses of doing so. If Indemnitee is actually indemnified or advanced Expenses by any such third party, then, for so long as Indemnitee is not required to disgorge the amounts so received, to that extent the Company shall be relieved of its obligation to indemnify Indemnitee or to advance Expenses.

16.          Certain Relationships.  The obligations and rights created under this Agreement shall not be affected by any amendment to the Company’s Certificate of Incorporation or Bylaws or any other agreement or instrument to which Indemnitee is not a party, and shall not diminish any other rights which Indemnitee now or in the future has against the Company or any other person or entity.

17.          Severability.  If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Company and Indemnitee.  In any event, the remaining provisions of this Agreement shall remain enforceable to the maximum extent possible.

18.          Contribution.  If the indemnification provided in this Agreement is unavailable, then, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in the Proceeding), the Company shall contribute to the amount of Expenses and Liabilities as appropriate to reflect: (i) the relative benefits received by the Company, on the one hand, and Indemnitee, on the other hand, from the transaction from which the Proceeding arose, and (ii) the relative fault of the Company, on the one hand, and of Indemnitee, on the other, in connection with the events which resulted in such Expenses and Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of Indemnitee, on the other, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses and Liabilities. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 18 were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations described in this Section 18.

19.          Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process.  This Agreement and the legal relations among the parties shall, to the fullest extent permitted by law, be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.  The Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or otherwise inconvenient forum.

20.          Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, confirmed facsimile or electronic mail transmission or first class mail, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile or electronic mail transmission, or three days after mailing if mailed, to the addresses set forth below each party’s name on the signature page hereto, or to such other address as such party may designate by notice to the other from time to time.

21.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

22.          Employment Rights; Successors; Third Party Beneficiaries.  This Agreement shall not be deemed an employment contract between the Company and Indemnitee.  This Agreement shall continue in force as provided above after Indemnitee has ceased to serve as a director of Company.  This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, estate, heirs, executors, administrators, personal or legal representatives and assigns.

23.          Amendment and Waiver.  This Agreement may not be amended except by a writing executed by both the Company and Indemnitee. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged therewith. A waiver of, or a failure to insist on, complete compliance with any provision of this Agreement shall not be construed as a waiver of a subsequent or different non-compliance, breach or default of that or any other provision of this Agreement.

24.          Acknowledgment.  The Company expressly acknowledges that it has entered into this Agreement and assumed the obligations imposed on the Company under this Agreement in order to induce Indemnitee to serve or to continue to serve as a director or executive officer and acknowledges that Indemnitee is relying on this Agreement in serving or continuing to serve in such capacity. The Company further agrees to stipulate in any court proceeding that the Company is bound by all of the provisions of this Agreement.

25.          Entire Agreement.  This document contains the final, complete and exclusive statement of the agreement between the Company and Indemnitee with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous understandings, agreements, communications, correspondence or representations by or between the parties, whether written or oral, relating to the subject matter of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in its first paragraph.

TRUE RELIGION APPAREL, INC.

By:
Name:	JEFFREY L. LUBELL
Title:	CEO, Chairman of the Board and Chief Merchant

Address:	2263 East Vernon Avenue
Vernon, California 900

[Name of indemnitee]

Address:

Facsimile:
Email: